Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-109061 of AGL Resources Inc. of our report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in 2002 in its accounting method for energy trading contracts), appearing in and incorporated by reference in the Annual Report of AGL Resources Inc. on Form 8-K/A filed on November 14, 2003 for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Atlanta, Georgia

November 14, 2003